EXHIBIT 99.1

 NEWS from Carrington
 FOR IMMEDIATE RELEASE
                                   For Information Contact:
                                   Carlton E. Turner, Chief Executive Officer
                                   (972) 518-1300


                   CARRINGTON REPORTS FIRST QUARTER RESULTS

 IRVING, TX -- MAY 4, 2006 -- Carrington Laboratories, Inc., (Nasdaq: CARN) reported revenue of $7.5 million for the quarter ended March 31, 2006. While this is a decrease of 8.5% from last year's record-breaking first quarter, it was the second highest first quarter revenue in the Company's history. Reduced sales in bulk raw materials, due to a material decrease in purchases by a leading customer, were responsible for the bulk of the decline. This decrease was partially offset by an 18% increase in other revenues.

 Net loss for the first quarter of 2006 was $1.5 million, or ($0.14) per basic and diluted share. Pro forma loss for the quarter was $719,000, excluding net expenses of $813,000 for the Company's drug delivery subsidiary, DelSite Biotechnologies, Inc. In the year-ago first quarter, the Company recorded revenue of $8.2 million and a net loss of $80,000, or ($0.01) per basic and diluted share, while pro forma profit was $930,000 before net DelSite funding of $1.0 million.

 A decrease in royalty income impacted revenue for Carrington's Medical Services Division. Revenue for the Medical Services Division was $2.2 million in the quarter just ended, compared to $2.7 million a year ago, a decrease of 17.1%. Royalty income decreased 83.1% from $617,000 in the first quarter of 2005 to $104,000 in the first quarter of 2006 as the initial term of the Distributor and License Agreement with Medline expired in November 2005 and the three-year extension term, with significantly lower royalties, commenced immediately thereafter. Excluding the royalty payments, ongoing revenues for the Medical Services Division improved 3% for the quarter.

 The Company's Consumer Services Division recorded revenue of $4.9 million versus $5.2 million in the year-ago period, a decrease of 5.2%. As noted above, the decrease here was the result of the lower bulk raw materials sales. Partially offsetting the decrease in bulk raw material sales was a 91% increase in specialty manufacturing and finished goods sales, from $1.3 million in the year-ago period to $2.5 million in the current period.

 Carlton E. Turner, president and CEO, stated, "Although our revenues were down, the first quarter did show encouraging results in a number of areas and steps are being taken to continue this growth and improve operations. We have made a change in leadership and management for corporate sales and marketing and have added a new director of research and development for Carrington. We continue to add, train and retain sales personnel in the specialty manufacturing area of the Consumer Services Division. As noted previously, sales in this Division, excluding bulk raw materials, were up $1 million over the fourth quarter of 2005 and $1.2 million over the first quarter of 2005. Interest in our specialty manufacturing area remains strong. Additionally, four new raw materials covered by patents until 2017 have been developed and submitted to a leading customer for evaluation."

 "DelSite continues development of its GelVac[TM] powder delivery system and the related GelVac[TM] avian flu vaccine with the necessary clinical and regulatory activities continuing, with completion expected in late 2006 and clinical trials being carried out in 2007. DelSite's research staff continues to advance the development of our platform technology for nasal delivery of vaccines and therapeutics. Development of our GelVac[TM] technology has been enhanced by progress with our avian influenza vaccine program and our recent collaboration agreement with Invitrogen will further development. DelSite scientists recently presented data on the GelVac[TM] vaccine delivery system at the World Vaccine Congress in Washington, D.C. in March and at the Biotechnology Industry Organization Annual International Convention in Chicago in April."


 Conference Call Today

 Investors are invited to listen to today's conference call at 4:30 p.m. Eastern, 3:30 p.m. Central, by dialing 800-901-5248 in the US or 617-786-4512 internationally. The pass code is 93868132. The call is also being web cast by CCBN and can be accessed at Carrington's web site at www.carringtonlabs.com. A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 in the US and 617-801-6888 internationally. The pass code for the replay is 23499632.

 The web cast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).


 About Carrington

 Carrington Laboratories, Inc. is an ISO 9001-certified, research-based biopharmaceutical company currently utilizing naturally-occurring complex carbohydrates to:

 * manufacture and market products for mucositis, radiation dermatitis, wound and oral care;

 * manufacture and market the nutraceutical and cosmetic raw materials Manapol[R] and Hydrapol[TM]; and,

 * manufacture and market consumer products under various brands.


 About DelSite

 DelSite Biotechnologies, Inc. was formed based on discoveries at Carrington Laboratories, Inc., and is a wholly-owned subsidiary of Carrington. DelSite Biotechnologies is a drug delivery and biotechnology company established to provide the pharmaceutical and biotechnology industries with novel delivery solutions for vaccines and therapeutic agents.


 Non-GAAP Financial Information

 This press release contains the non-generally accepted accounting principle financial measure of Pro forma profit and loss which is defined as net income or loss excluding net DelSite expenses. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's profitability before funding the research and development activities of its DelSite subsidiary. Pro forma profit and loss is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income or loss is included in the following tables.

 This press release also contains the non-generally accepted accounting principle financial measure of Medical Services revenue excluding royalties, which is defined as total Medical Services division revenues less licensing royalties. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's sales growth as the result of increased shipments without the impact of the decrease in contractual royalties. This measure is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to GAAP revenues is included in the following tables.

 This press release also contains the non-generally accepted accounting principle financial measure of Consumer Services revenue excluding bulk raw material sales, which is defined as total revenues for the Consumer Services Division less sales of bulk raw materials. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's growth in specialty manufacturing products and finished consumer goods sales. This measure is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to GAAP revenues is included in the following tables.

    Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-K, filed on March 31, 2006.

    Carrington, Manapol, AloeCeuticals, Hydrapol, GelSite, GelVac and Acemannan Hydrogel are trademarks, registered trademarks or service marks of Carrington Laboratories, Inc., in the United States and other countries. All other trademarks or service marks contained herein are the properties of their respective owners.

                        CARRINGTON LABORATORIES, INC.
               Condensed Consolidated Statements of Operations
                                 (unaudited)
                   (in thousands, except per share amounts)

                                                      Three Months Ended
                                                           March 31,
                                                        2006       2005
                                                       ------     ------
 Revenue:
 Medical Services                                     $ 2,111    $ 2,055
 Royalty income                                           104        617
                                                       ------     ------
 Medical Services, total                                2,215      2,672
 Consumer Services                                      4,929      5,200
 Grant income, DelSite                                    343        310
                                                       ------     ------
                                                        7,487      8,182
 Cost and expenses:
 Cost of product sales                                  5,600      4,872
 Selling, general and administrative                    1,850      1,841
 Research and development                                 203        264
 Research and development-DelSite                       1,156      1,320
 Other income                                              (7)       (80)
 Interest expense, net                                    217         43
                                                       ------     ------
 Net loss before income taxes                          (1,532)       (78)
 Provision for income taxes                                 -          2
                                                       ------     ------
 Net loss                                             $(1,532)   $   (80)
                                                       ======     ======

 Net loss per common share -
    basic and diluted                                 $ (0.14)   $ (0.01)

 Weighted average shares outstanding -
    Basic                                              10,810     10,731
 Weighted average shares outstanding -
    Diluted                                            10,810     10,731

 Reconciliation of Non-GAAP Financial Measures:

 Net loss:                                            $(1,532)   $   (80)
 Less: DelSite grant income                               343        310
 Plus: DelSite expenses                                 1,156      1,320
                                                       ------     ------
 Pro forma profit (loss) before DelSite               $  (719)   $   930
                                                       ======     ======

 Medical Services revenue:                            $ 2,215    $ 2,672
 Less: royalties                                          104        617
                                                       ------     ------
 Medical Services revenue excluding royalties         $ 2,111    $ 2,055
                                                       ======     ======

 Consumer Services revenue:                           $ 4,929    $ 5,200
 Less:  bulk raw material sales                         2,454      3,905
                                                       ------     ------
 Consumer Services revenue excluding bulk raw
   material sales                                     $ 2,475    $ 1,295
                                                       ======     ======

                         CARRINGTON LABORATORIES, INC
                    Condensed Consolidated Balance Sheets
                                (in thousands)

                                                     March 31, December 31,
                                                        2006       2005
                                                       ------     ------
                                                    (unaudited)  (audited)
 ASSETS:
 Current Assets:
 Cash and cash equivalents                            $ 4,454    $ 6,262
 Accounts receivable, net                               3,162      2,679
 Inventories, net                                       4,919      4,705
 Prepaid expenses                                         540        392
                                                       ------     ------
 Total current assets                                  13,075     14,038
 Property, plant and equipment, net                     6,667      6,755
 Customer relationships, net                              344        392
 Other assets, net                                        732        804
                                                       ------     ------
 Total assets                                         $20,818    $21,989
                                                       ======     ======

 LIABILITIES AND SHAREHOLDERS' EQUITY:
 Current Liabilities:
 Line of credit                                       $ 1,812    $ 1,812
 Accounts payable                                       2,321      2,092
 Accrued liabilities                                    1,794      1,585
 Current portion of long-term debt
   and capital lease obligations                          175        188
 Deferred revenue                                       1,220      1,386
                                                       ------     ------
 Total current liabilities                              7,322      7,063
 Long-term debt and capital lease obligations,
     net of debt discount                               3,479      3,418
 Commitments and contingencies                              -          -
 Shareholders' Equity:
 Common stock                                             108        108
 Capital in excess of par value                        57,226     57,185
 Accumulated deficit                                  (47,314)   (45,782)
 Treasury stock at cost                                    (3)        (3)
                                                       ------     ------
 Total shareholders' equity                            10,017     11,508
                                                       ------     ------
 Total liabilities and shareholders' equity           $20,818    $21,989
                                                       ======     ======

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